Exhibit Number 99.1

Investor Contact:	W. Larry Cash
Executive Vice President
and Chief Financial Officer
(615) 465-7000
COMMUNITY HEALTH SYSTEMS, INC. ANNOUNCES
SECOND QUARTER 2008 RESULTS WITH NET OPERATING REVENUES OF $2.7 BILLION

FRANKLIN, TENN. (July 28, 2008) — Community Health Systems, Inc. (NYSE: CYH) today announced financial and operating results for the second quarter and six months ended June 30, 2008.
          Net operating revenues for the three months ended June 30, 2008, totaled $2.691 billion, a 124.6 percent increase compared with $1.198 billion for the same period last year. Income from continuing operations was $49.8 million, or $0.52 per share (diluted), on 95.5 million weighted average shares outstanding for the three months ended June 30, 2008, compared with $53.6 million, or $0.57 per share (diluted), on 94.6 million weighted average shares outstanding for the same period last year. Reflected in income from continuing operations per share for the three months ended June 30, 2008, is a decrease of $0.06 per share (diluted) related primarily to reductions in expected reimbursement and non-payment under the State of Indiana’s Medicaid programs for the state fiscal year ended June 30, 2008. A reconciliation of the net effect on income from continuing operations has been set forth on Page 11, footnote (e). Net income decreased 10.9 percent to $47.9 million, or $0.50 per share (diluted), for the three months ended June 30, 2008, compared with $53.8 million, or $0.57 per share (diluted), for the same period last year.
          Adjusted EBITDA for the three months ended June 30, 2008, was $368.5 million, compared with $168.9 million for the same period last year, representing a 118.2 percent increase. Adjusted EBITDA is EBITDA adjusted to exclude discontinued operations, loss from early extinguishment of debt and minority interest in earnings. The Company uses adjusted EBITDA as a measure of liquidity. Net cash provided by operating activities for the three months ended June 30, 2008, was $407.9 million, compared with $95.6 million for the same period last year.
          The consolidated financial results for the three months ended June 30, 2008, reflect a 101.3 percent increase in total admissions compared with the same period last year. This increase is primarily attributable to the expansion of the Company’s hospital portfolio in 2007. On a same-store basis, admissions increased 2.3 percent and adjusted admissions increased 2.4 percent, compared with the same period last year. On a same-store basis, net operating revenues increased 4.9 percent, compared with the same period last year.
          Net operating revenues for the six months ended June 30, 2008, totaled $5.418 billion, a 130.3 percent increase compared with $2.352 billion for the same period last year. Income from continuing operations was $101.2 million, or $1.06 per share (diluted), on 95.1 million weighted average shares outstanding for the six months ended June 30, 2008, compared with $110.8 million or $1.17 per share (diluted), on 94.4 million weighted average shares outstanding for the same period last year. Net income was $108.0 million, or $1.14 per share (diluted), for the six months ended June 30, 2008, compared with $108.1 million, or $1.14 per share (diluted), for the same period last year.
          Adjusted EBITDA for the six months ended June 30, 2008, was $751.7 million, compared with $339.1 million for the same period last year, representing a 121.6 percent increase. Net cash provided by operating activities for the six months ended June 30, 2008, was $416.8 million, compared with $216.0 million for the same period last year.
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CYH Announces Second Quarter 2008 Results

July 28, 2008
          The consolidated financial results for the six months ended June 30, 2008, reflect a 106.3 percent increase in total admissions compared with the same period last year. This increase is primarily attributable to the expansion of the Company’s hospital portfolio in 2007. On a same-store basis, both admissions and adjusted admissions increased 3.1 percent, compared with the same period last year. On a same-store basis, net operating revenues increased 5.3 percent, compared with the same period last year.
          Commenting on the results, Wayne T. Smith, Chairman, President and Chief Executive Officer of Community Health Systems, Inc. stated, “Community Health Systems delivered a solid operating performance for the second quarter of 2008. These results reflect consistent execution of our strategy and our continued progress with respect to the integration of the significant number of facilities acquired in 2007. We are pleased with the overall trends in our business during the second quarter with strong same-store growth metrics as well as efficient expense management. Our hospitals are well positioned in each of their respective markets, and are geographically diversified, which minimizes our operating risk as no one state represents a disproportionately greater percentage of our total revenues or earnings. We believe we have a business model in place that has proven, over time, to enhance the operating performance at both our existing and acquired facilities. This model has enabled us to continue to meet our objectives in today’s hospital industry operating environment.
          “As we continue to integrate our recently acquired hospitals, we are focused on the further expansion of our business model to drive improved returns on these assets,” added Smith. “We are pleased with our progress through this transition period and will continue to identify operating synergies including reduced marketing and supply costs, targeted physician recruiting, centralized managed care negotiations and a more efficient allocation of capital. We believe we have significant opportunities for continued improvement in the second half of 2008. Above all, we remain focused on delivering value to both our shareholders and the communities we serve.”
          Included on pages 12, 13 and 14 of this press release, are tables setting forth the Company’s updated 2008 guidance reflecting historical results through June 30, 2008, and current trends.
          Located in the Nashville, Tennessee suburb of Franklin, Community Health Systems, Inc. is the largest publicly-traded hospital company in the United States and a leading operator of general acute care hospitals in non-urban and mid-size markets throughout the country. Through its subsidiaries, the Company currently owns, leases or operates 117 hospitals in 28 states with an aggregate of approximately 17,000 licensed beds. Its hospitals offer a broad range of inpatient and surgical services, outpatient treatment and skilled nursing care. In addition, through its QHR subsidiary, the Company provides management and consulting services to over 160 independent non-affiliated general acute care hospitals located throughout the United States. Shares in Community Health Systems, Inc. are traded on the New York Stock Exchange under the symbol “CYH.”
          Community Health Systems, Inc. will hold a conference call to discuss this press release on Tuesday, July 29, 2008, at 10:30 a.m. Central, 11:30 a.m. Eastern. Investors will have the opportunity to listen to a live internet broadcast of the conference call by clicking on the Investor Relations link of the Company’s website at www.chs.net, or at www.earnings.com. To listen to the live call, please go to the website at least fifteen minutes early to register, download, and install any necessary audio software. For those who cannot listen to the live broadcast, a replay will be available shortly after the call and will continue through August 29, 2008. A copy of the Company’s Form 8-K (including this press release) and conference call slide show will also be available on the Company’s website at www.chs.net.
          Statements contained in this news release regarding expected operating results, acquisition transactions or divestitures and other events are forward-looking statements that involve risk and uncertainties. Actual future events or results may differ materially from these statements. Readers are referred to the documents filed by Community Health Systems, Inc. with the Securities and Exchange Commission, including the Company’s annual report on Form 10-K, current reports on Form 8-K and quarterly reports on Form 10-Q. These filings identify important risk factors and other uncertainties that could cause actual results to differ from those contained in the forward-looking statements. The Company undertakes no obligation to revise or update any forward-looking statements, or to make any other forward-looking statements, whether as a result of new information, future events or otherwise.
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CYH Announces Second Quarter 2008 Results

July 28, 2008
COMMUNITY HEALTH SYSTEMS, INC.
Financial Highlights (a)(b)
(Unaudited)
(In thousands, except per share amounts)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2008	2007	2008	2007
Net operating revenues	$2,690,600	$1,197,865	$5,418,154	$2,352,143
Adjusted EBITDA (c)	$368,524	$168,905	$751,679	$339,149
Income from continuing operations (d)(e)(f)	$49,756	$53,558	$101,249	$110,847
Net income	$47,893	$53,763	$108,020	$108,087
Income from continuing operations per share — basic	$0.53	$0.57	$1.08	$1.19
Income from continuing operations per share — diluted	$0.52	$0.57	$1.06	$1.17
Net income per share — basic	$0.51	$0.57	$1.15	$1.16
Net income per share — diluted	$0.50	$0.57	$1.14	$1.14
Weighted average number of shares outstanding — basic	94,192	93,519	94,017	93,373
Weighted average number of shares outstanding — diluted	95,513	94,648	95,128	94,422
Net cash provided by operating activities	$407,905	$95,641	$416,783	$215,988

(For footnotes, see pages 10 and 11.)
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CYH Announces Second Quarter 2008 Results

July 28, 2008
COMMUNITY HEALTH SYSTEMS, INC.
Condensed Consolidated Statements of Income (a)(b)
(Unaudited)
(In thousands, except per share amounts)

	Three Months Ended
	June 30,
	2008		2007
		% of Net		% of Net
		Operating		Operating
	Amount	Revenue	Amount	Revenue
Net operating revenues	$2,690,600	100.0%	$1,197,865	100.0%

Operating expenses:
Salaries and benefits	1,079,376	40.1%	472,846	39.5%
Provision for bad debts	291,045	10.8%	141,820	11.8%
Supplies	377,586	14.0%	140,348	11.7%
Other operating expenses	526,098	19.6%	246,980	20.6%
Rent	58,479	2.2%	26,966	2.3%
Depreciation and amortization	124,942	4.6%	51,982	4.3%

Total operating costs and expenses	2,457,526	91.3%	1,080,942	90.2%

Income from operations	233,074	8.7%	116,923	9.8%
Interest expense, net	154,361	5.8%	29,184	2.5%
Minority interest in earnings	8,317	0.3%	625	0.0%
Equity in earnings of unconsolidated affiliates	(10,508)	-0.4%	—	0.0%

Income from continuing operations before income taxes	80,904	3.0%	87,114	7.3%
Provision for income taxes	31,148	1.2%	33,556	2.8%

Income from continuing operations (d)(e)	49,756	1.8%	53,558	4.5%

Discontinued operations, net of taxes:
Income (loss) from operations of hospitals sold and hospital held for sale (g)	(1,854)	0.0%	205	0.0%
Gain (loss) on sale of hospitals, net	(9)	0.0%	—	0.0%

Income (loss) on discontinued operations	(1,863)	0.0%	205	0.0%

Net income	$47,893	1.8%	$53,763	4.5%

Net income from continuing operations per share — basic	$0.53		$0.57

Net income from continuing operations per share — diluted	$0.52		$0.57

Net income per share — basic	$0.51		$0.57

Net income per share — diluted	$0.50		$0.57

Weighted average number of shares outstanding:
Basic	94,192		93,519

Diluted	95,513		94,648

Weighted average number of shares outstanding — basic	94,192		93,519
Add effect of dilutive securities - Stock awards	1,321		1,129

Weighted average number of shares outstanding — diluted	95,513		94,648

(For footnotes, see pages 10 and 11.)
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CYH Announces Second Quarter 2008 Results

July 28, 2008
COMMUNITY HEALTH SYSTEMS, INC.
Condensed Consolidated Statements of Income (a)(b)
(Unaudited)
(In thousands, except per share amounts)

	Six Months Ended June 30,
	2008		2007
		% of Net		% of Net
		Operating		Operating
	Amount	Revenue	Amount	Revenue
Net operating revenues	$5,418,154	100.0%	$2,352,143	100.0%

Operating expenses:
Salaries and benefits	2,167,146	40.0%	935,611	39.8%
Provision for bad debts	588,125	10.9%	269,874	11.5%
Supplies	763,995	14.1%	274,642	11.7%
Other operating expenses	1,052,265	19.3%	481,145	20.4%
Rent	118,336	2.2%	51,722	2.2%
Depreciation and amortization	247,657	4.6%	100,479	4.3%

Total operating costs and expenses	4,937,524	91.1%	2,113,473	89.9%

Income from operations	480,630	8.9%	238,670	10.1%
Interest expense, net	320,063	5.9%	57,617	2.4%
Loss from early extinguishment of debt	1,328	0.0%	—	0.0%
Minority interest in earnings	17,999	0.4%	818	0.0%
Equity in earnings of unconsolidated affiliates	(23,392)	-0.4%	—	0.0%

Income from continuing operations before income taxes	164,632	3.0%	180,235	7.7%
Provision for income taxes	63,383	1.1%	69,388	3.0%

Income from continuing operations (d)(e)(f)	101,249	1.9%	110,847	4.7%

Discontinued operations, net of taxes:
Loss from operations of hospitals sold and hospital held for sale (g)	(2,837)	-0.1%	(2,760)	-0.1%
Gain on sale of hospitals, net	9,608	0.2%	—	0.0%

Income (loss) on discontinued operations	6,771	0.1%	(2,760)	-0.1%

Income from continuing operations	$108,020	2.0%	$108,087	4.6%

Income from continuing operations per share—basic	$1.08		$1.19

Income from continuing operations per share—diluted	$1.06		$1.17

Net income per share — basic	$1.15		$1.16

Net income per share — diluted	$1.14		$1.14

Weighted average number of shares outstanding:
Basic	94,017		93,373

Diluted	95,128		94,422

Weighted average number of shares outstanding — basic	94,017		93,373
Add effect of dilutive securities - Stock awards	1,111		1,049

Weighted average number of shares outstanding — diluted	95,128		94,422

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(For footnotes, see pages 10 and 11.)

CYH Announces Second Quarter 2008 Results

July 28, 2008
COMMUNITY HEALTH SYSTEMS, INC.
Selected Operating Data
(Unaudited)
($ in thousands)

	For the Three Months Ended June 30,
	Consolidated			Same-Store
	2008	2007	% Change	2008	2007	% Change
Number of hospitals (at end of period)	116	72		115	115
Licensed beds (at end of period)	17,108	8,839		17,031	16,981
Beds in service (at end of period)	14,784	7,189		14,707	14,541
Admissions	165,155	82,037	101.3%	163,403	159,738	2.3%
Adjusted admissions	299,247	154,763	93.4%	295,792	288,835	2.4%
Patient days	695,023	336,324	106.7%	688,455	697,433	-1.3%
Average length of stay (days)	4.2	4.1		4.2	4.4
Occupancy rate (average beds in service)	51.8%	52.1%		51.9%	53.1%
Net operating revenues	$2,690,600	$1,197,865	124.6%	$2,658,043	$2,534,331	4.9%
Net inpatient revenue as a % of total net operating revenues	49.8%	48.1%		49.8%	49.6%
Net outpatient revenue as a % of total net operating revenues	47.9%	50.7%		47.9%	47.7%
Income from operations	$233,074	$116,923	99.3%	$232,959	$203,063	14.7%
Income from operations as a % of net operating revenues	8.7%	9.8%		8.8%	8.0%

Depreciation and amortization	$124,942	$51,982		$122,492	$118,025

Equity in earnings of unconsolidated affiliates	$10,508	$—		$10,508	$9,411

Liquidity Data:
Adjusted EBITDA	$368,524	$168,905	118.2%
Adjusted EBITDA as a % of net operating revenues	13.7%	14.1%

Net cash provided by operating activities	$407,905	$95,641

Net cash provided by operating activities as a % of net operating revenue	15.2%	8.0%

•	For periods prior to the Company’s July 25, 2007 acquisition, the consolidated operating results and statistical data reflect only Community Health Systems, Inc. and its subsidiaries.

•	Continuing operating results and statistical data exclude discontinued operations for all periods presented.

•	Same-store operating results and statistical data include comparable information for hospitals acquired in the July 25, 2007 acquisition for the months April through June 2008 and 2007.
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CYH Announces Second Quarter 2008 Results

July 28, 2008
COMMUNITY HEALTH SYSTEMS, INC.
Selected Operating Data
(Unaudited)
($ in thousands)

	For the Six Months Ended June 30,
	Consolidated			Same-Store
	2008	2007	% Change	2008	2007	% Change
Number of hospitals (at end of period)	116	72		115	115
Licensed beds (at end of period)	17,108	8,839		17,031	16,981
Beds in service (at end of period)	14,784	7,189		14,707	14,541
Admissions	342,435	165,999	106.3%	335,508	325,540	3.1%
Adjusted admissions	609,272	308,376	97.6%	596,149	578,267	3.1%
Patient days	1,467,384	681,479	115.3%	1,436,657	1,429,554	0.5%
Average length of stay (days)	4.3	4.1		4.3	4.4
Occupancy rate (average beds in service)	54.7%	54.4%		54.9%	55.4%
Net operating revenues	$5,418,154	$2,352,143	130.3%	$5,297,306	$5,031,316	5.3%
Net inpatient revenue as a % of total net operating revenues	50.7%	49.2%		50.8%	50.3%
Net outpatient revenue as a % of total net operating revenues	46.8%	49.6%		46.8%	46.9%
Income from operations	$480,630	$238,670	101.4%	$480,922	$418,822	14.8%
Income from operations as a % of net operating revenues	8.9%	10.1%		9.1%	8.3%

Depreciation and amortization	$247,657	$100,479		$240,432	$228,691

Equity in earnings of unconsolidated affiliates	$23,392	$—		$23,392	$23,625

Liquidity Data:
Adjusted EBITDA	$751,679	$339,149	121.6%
Adjusted EBITDA as a % of net operating revenues	13.9%	14.4%

Net cash provided by operating activities	$416,783	$215,988

Net cash provided by operating activities as a % of net operating revenue	7.7%	9.2%

•	For periods prior to the Company’s July 25, 2007 acquisition, the consolidated operating results and statistical data reflect only Community Health Systems, Inc. and its subsidiaries.

•	Continuing operating results and statistical data exclude discontinued operations for all periods presented.

•	Same-store operating results and statistical data include comparable information for hospitals acquired in the July 25, 2007 acquisition for the months January through June 2008 and 2007.
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CYH Announces Second Quarter 2008 Results

July 28, 2008
COMMUNITY HEALTH SYSTEMS, INC.
Condensed Consolidated Balance Sheets (b)
(Unaudited)
($ in thousands)

	June 30,	December 31,
	2008	2007
ASSETS
Current assets
Cash and cash equivalents	$264,072	$132,874
Patient accounts receivable, net of allowance for doubtful accounts of $1,052,811 and $1,033,516 at June 30, 2008 and December 31, 2007, respectively	1,603,702	1,533,798
Supplies	266,403	262,903
Prepaid income taxes	—	99,417
Deferred income taxes	88,531	113,741
Prepaid expenses and taxes	89,724	70,339
Other current assets	191,226	339,826

Total current assets	2,503,658	2,552,898

Property and equipment	6,639,690	6,310,240
Less accumulated depreciation and amortization	(1,017,936)	(797,666)

Property and equipment, net	5,621,754	5,512,574

Goodwill	4,165,041	4,247,714

Other assets, net	1,069,055	1,180,457

Total assets	$13,359,508	$13,493,643

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Current maturities of long-term debt	$24,279	$20,710
Accounts payable	438,518	492,693
Current income taxes payable	12,224	—
Accrued interest	147,451	153,832
Accrued liabilities	691,406	780,700

Total current liabilities	1,313,878	1,447,935

Long-term debt	8,889,915	9,077,367

Deferred income taxes	429,934	407,947

Other long-term liabilities	571,085	483,459

Minority interest in equity of consolidated subsidiaries	320,587	366,131

Stockholders’ equity
Preferred stock, $.01 par value per share, 100,000,000 shares authorized; none issued	—	—
Common stock, $.01 par value per share, 300,000,000 shares authorized; 96,944,770 shares issued and 95,969,221 shares outstanding at June 30, 2008 and 96,611,085 shares issued and 95,635,536 shares outstanding at December 31, 2007	969	966
Additional paid-in capital	1,251,746	1,240,308
Treasury stock, at cost, 975,549 shares at June 30, 2008 and December 31, 2007	(6,678)	(6,678)
Accumulated other comprehensive income	(77,893)	(81,737)
Retained earnings	665,965	557,945

Total stockholders’ equity	1,834,109	1,710,804

Total liabilities and stockholders’ equity	$13,359,508	$13,493,643

(For footnotes, see pages 10 and 11.)
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CYH Announces Second Quarter 2008 Results

July 28, 2008
COMMUNITY HEALTH SYSTEMS, INC.
Condensed Consolidated Statements of Cash Flows
(Unaudited)
(in thousands)

	Six Months Ended
	June 30,
	2008	2007
Cash flows from operating activities
Net income	$108,020	$108,087
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	247,426	104,619
Deferred income taxes	9,748	—
Minority interest in earnings	17,999	818
Stock-based compensation expense	26,681	14,295
Excess tax benefits relating to stock-based compensation	947	(2,295)
Loss on early extinguishment of debt	1,328	—
Other non-cash expenses, net	(11,170)	(1,542)
Changes in operating assets and liabilities, net of effects of acquisitions and divestitures:
Patient accounts receivable	(74,786)	(47,415)
Supplies, prepaid expenses and other current assets	13,570	(13,458)
Accounts payable, accrued liabilities and income taxes	79,821	46,353
Other	(2,801)	6,526

Net cash provided by operating activities	416,783	215,988

Cash flows from investing activities
Acquisitions of facilities and other related equipment	(6,646)	(187,955)
Purchases of property and equipment	(275,605)	(108,849)
Proceeds from disposition of hospitals and other ancillary operations	365,913	12,662
Proceeds from sale of property and equipment	12,889	234
Increase in other assets	(144,380)	(25,362)

Net cash used in investing activities	(47,829)	(309,270)

Cash flows from financing activities
Proceeds from exercise of stock options	1,357	6,693
Excess tax benefits relating to stock-based compensation	(947)	2,295
Stock buy-back	(10,194)	—
Deferred financing costs	(2,444)	(367)
Proceeds from minority investors in joint ventures	11,214	1,105
Redemption of minority investments in joint ventures	(53,485)	(1,369)
Distributions to minority investors in joint ventures	(14,916)	(1,705)
Borrowings under credit agreement	22,657	132,000
Repayments of long-term indebtedness	(190,998)	(64,579)

Net cash provided by (used in) financing activities	(237,756)	74,073

Net change in cash and cash equivalents	131,198	(19,209)

Cash and cash equivalents at beginning of period	132,874	40,566

Cash and cash equivalents at end of period	$264,072	$21,357

(For footnotes, see pages 10 and 11.)
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CYH Announces Second Quarter 2008 Results

July 28, 2008
Footnotes to Financial Statements

(a)	For periods prior to the Company’s July 25, 2007 acquisition, the consolidated operating results and statistical data reflect only Community Health Systems, Inc. and its subsidiaries. Same-store operating results and statistical data include comparable information for hospitals acquired in the July 25, 2007 acquisition for the months January through June 2008 and 2007. Continuing operating results exclude discontinued operations for all periods presented.

(b)	During the three months ended June 30, 2008, the Company updated its analysis of the fair value of the assets and liabilities acquired in the Triad acquisition and revised its purchase price allocation based upon the most current estimates. The changes to the purchase price allocation did not have a material impact on the Company’s results of operations or financial position.

(c)	EBITDA consists of net income before interest, income taxes, and depreciation and amortization. Adjusted EBITDA is EBITDA adjusted to exclude discontinued operations, loss from early extinguishment of debt and minority interest in earnings. The Company has from time to time sold minority interests in certain of its subsidiaries or acquired subsidiaries with existing minority interest ownership positions. The Company believes that it is useful to present adjusted EBITDA because it excludes the portion of EBITDA attributable to these third party interests and clarifies for investors the Company’s portion of EBITDA generated by continuing operations. The Company uses adjusted EBITDA as a measure of liquidity. The Company has included this measure because it believes it provides investors with additional information about the Company’s ability to incur and service debt and make capital expenditures. Adjusted EBITDA is the basis for a key component in the determination of the Company’s compliance with some of the covenants under the Company’s senior secured credit facility, as well as to determine the interest rate and commitment fee payable under the senior secured credit facility.

Adjusted EBITDA is not a measurement of financial performance or liquidity under generally accepted accounting principles. It should not be considered in isolation or as a substitute for net income, operating income, cash flows from operating, investing or financing activities, or any other measure calculated in accordance with generally accepted accounting principles. The items excluded from adjusted EBITDA are significant components in understanding and evaluating financial performance and liquidity. This calculation of adjusted EBITDA may not be comparable to similarly titled measures reported by other companies.

The following table reconciles adjusted EBITDA, as defined, to net cash provided by operating activities as derived directly from the consolidated financial statements for the three months and six months ended June 30, 2008, and 2007 (in thousands):

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2008	2007	2008	2007
Adjusted EBITDA	$368,524	$168,905	$751,679	$339,149
Interest expense, net	(154,361)	(29,184)	(320,063)	(57,617)
Provision for income taxes	(31,148)	(33,556)	(63,383)	(69,388)
Loss from operations of hospital sold, net of taxes	(1,854)	205	(2,837)	(2,760)
Other non-cash expenses, net	23,453	6,122	35,604	14,599
Net changes in operating assets and liabilities, net of effects of acquisitions	203,291	(16,851)	15,804	(7,995)

Net cash provided by operating activities	$407,905	$95,641	$416,804	$215,988

(d)	Included in income from continuing operations for the three months and six months ended June 30, 2008, is a pre-tax gain of $3.1 million and $5.7 million, respectively, from the sale of excess land held by the Company.

Footnotes continued on the next page.
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CYH Announces Second Quarter 2008 Results

July 28, 2008

(e)	Income from continuing operations for the three and six months ended June 30, 2008, reflects an impact on earnings from a reduction in the following state programs as well as a change in estimate of bad debt recorded by one of our equity investments, as follows:

	2nd Quarter 2008
	Pre-Tax
	Loss Impact	Loss Per
	(In millions)	Share Impact
• Reductions in expected reimbursement from Indiana’s Medicaid Disproportionate Share (DSH) Program for the State fiscal year ended June 30, 2008	$(4.0)
• Non-payment under Indiana’s Medicaid “Hospital Care for the Indigent” (HCI) Program for the State fiscal year ended June 30, 2008	(4.2)
• Equity in earnings of unconsolidated affiliates includes a change in estimate of bad debt allowance related to one unconsolidated affiliate resulting in a reduction in earnings for the 2nd quarter 2008	(0.8)

Combined Impact for 2nd Quarter 2008	$(9.0)	$(0.06)

(f)	Included in income from continuing operations for the six months ended June 30, 2008, is a loss from early extinguishment of debt of $1.3 million with an after-tax impact of $0.9 million related to the repurchase on the open market and cancellation of $62.7 million of principal amount of Senior Notes.

(g)	Included in discontinued operations are the following:
•	The Company’s partnership interest in River West L.P., which limited partnership owned and operated River West Medical Center (80 licensed beds) located in Plaquemine, Louisiana, was sold in the third quarter of 2007;

•	Northeast Arkansas Medical Center (104 licensed beds) located in Jonesboro, Arkansas, and Barberton Citizens Hospital (312 licensed beds) located in Barberton, Ohio, which were sold during the fourth quarter of 2007;

•	Russell County Medical Center (78 licensed beds) located in Lebanon, Virginia, nine hospitals with an aggregate total of 1,058 licensed beds located in Alabama, Arkansas, Missouri, Oregon and Tennessee, and one hospital in the Republic of Ireland (122 licensed beds), which were sold during the first quarter of 2008; and

•	One hospital classified as being held for sale at June 30, 2008.
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CYH Announces Second Quarter 2008 Results

July 28, 2008
Regulation FD Disclosure
          The following table sets forth selected information concerning the Company’s updated projected consolidated operating results for the year ending December 31, 2008. This projection is based on the Company’s historical operating performance, current trends and other assumptions that the Company believes are reasonable at this time.
          The following is provided as guidance to analysts and investors:

	2008
	Projection
	Range
Net operating revenues (in millions)	$10,900	to	$11,100
Adjusted EBITDA (in millions)	$1,550	to	$1,570
Income from continuing operations per share — diluted	$2.20	to	$2.35
Same hospitals annual admissions/adjusted admissions growth	1.5%	to	2.5%
Same hospitals annual revenue growth	4.5%	to	5.0%
Weighted average diluted shares (in millions)	95.0	to	96.0

Income from Continuing Operations Per Share — Diluted

3rd quarter ending September 30	$0.53	to	$0.60
4th quarter ending December 31	$0.61	to	$0.69
The following assumptions were used in developing the guidance provided above:
•	Includes the previously announced acquisition of Empire Health Services, located in Spokane, Washington, which is expected to occur in the fourth quarter of 2008. No additional acquisitions are assumed in this guidance.

•	Other than the sale of the hospitals already completed and the one hospital currently held for sale, no additional operating divestitures have been assumed in this guidance.

•	Includes the known impact related to reductions in reimbursement from Indiana’s Medicaid Disproportionate Share (DSH) Program and the non-payments under the Indiana Medicaid “Hospital Care for the Indigent” (HCI) Program.

•	During the first quarter of 2008, the Company began discounting gross billing charges to self-pay patients. This policy change primarily applies to hospitals owned prior to the Triad acquisition and the Company does not expect the result of this policy change to significantly affect the Company’s operating income, as it expects reduced revenues from self-pay patients will be offset by anticipated reduced bad debt expense. The 2008 net operating revenues projection range reflects the estimated impact of this discounting policy. Expressed as a percentage of net operating revenues, the provision for bad debts is projected to be approximately 10.9% to 11.4% for 2008. These percentages may vary depending on changes in payor mix.

•	Includes three new replacement hospitals which are scheduled to be completed and opened between the end of June 2008 and the middle of August 2008. Estimated total construction costs, including equipment costs, are approximately $380 million for these three replacement facilities of which $103 million was spent during the six months ended June 30, 2008.

•	Expressed as a percent of net operating revenues, depreciation and amortization is projected to be approximately 4.5% to 4.8% for 2008; however, this is a fixed cost and the percentages may vary as revenue varies. Due to the continuing analysis related to the determination of the fair values of assets acquired in connection with Triad and other acquisitions (U.S. GAAP permits up to one year to complete such analyses), any changes in the Company’s current estimates may result in changes to depreciation and amortization expense projections.
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CYH Announces Second Quarter 2008 Results

July 28, 2008
•	For the purpose of providing 2008 interest expense guidance, the Company assumes that the LIBOR rate for borrowing under the Company’s $7.215 billion Senior Secured Credit Facility in 2008 will remain relatively stable to the current LIBOR rate for remainder of the calendar year 2008. Two interest swap agreements expired in the second quarter of 2008 and one more will expire in the third quarter of 2008. Since the swap agreements that replaced the expired swap agreements and the swap agreement that will replace one expiring swap agreement have terms that are less favorable to the Company, the Company will realize reduced interest expense savings. Projected interest expense for 2008 also includes amortization on approximately $200 million of deferred loan costs and original issue discount related to financing the Triad acquisition. Based on these assumptions, expressed as a percentage of net operating revenue, interest expense is projected to be approximately 5.8% to 6.1% for 2008; however, these percentages will vary as revenue varies.

•	Expressed as a percentage of net operating revenues, minority interest in earnings is projected to be approximately 0.3% to 0.5% for 2008.

•	On December 13, 2006, the Company announced a new open market repurchase program for up to five million shares of the Company’s common stock not to exceed $200 million in purchases. This repurchase program has commenced and will conclude at the earlier of three years or when the maximum number of shares has been repurchased or the maximum dollar amount has been reached. During the period from June 1, 2008 to July 7, 2008, 392,000 shares have been purchased under this new repurchase plan. No significant additional share purchases have been assumed for 2008.

•	Expressed as a percentage of income before income taxes, provision for income tax is projected to be approximately 38.4% to 39.4% for 2008.

•	Capital expenditures are projected as follows (in millions):

2008
Guidance
Total	$775	to	$800
•	The following table reconciles adjusted EBITDA, as presented in the guidance shown on page 12, to the Company’s estimated net cash provided by operating activities (in millions):

	2008
Adjusted EBITDA	$1,550	to	$1,570
Taxes and interest expense	(710)	to	(735)
Other non-cash expenses and net changes in operating assets and liabilities	(90)	to	(35)

Estimated net cash provided by operating activities	$750		$800

•	Included in the above guidance for the fourth quarter ending December 31, 2008, is the estimated impact relative to an expected full market basket index increase under the Medicare inpatient prospective payment system coupled with modifications to the Medicare inpatient diagnosis related groups.

•	The Company’s guidance does not take into account any resolution of the previously disclosed allegation by the Civil Division of the U.S. Department of Justice that the Company and three of our New Mexico hospitals have caused the State of New Mexico to submit improper claims for federal funds in violation of the Civil False Claims Act. In a letter dated January 22, 2008, the Civil Division notified us that based on its investigation, it has calculated that these three hospitals received ineligible federal participation payments from August 2000 to June 2006 of approximately $27.5 million. The Civil Division advised us that were it to proceed to trial, it would seek treble damages plus an appropriate penalty for each of the violations of the False Claims Act. Discussions are continuing with the Civil Division in an effort to resolve this matter. The Company continues to believe that it has not violated the Federal False Claims Act in the manner described in the government’s letter of January 22, 2008.
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CYH Announces Second Quarter 2008 Results

July 28, 2008
     The projections set forth in this report constitute forward-looking statements within the meaning of Section 27A of the Securities Act, Section 21E of the Exchange Act and the Private Securities Litigation Reform Act of 1995. Although the Company believes that these forward-looking statements are based on reasonable assumptions, these assumptions are inherently subject to significant economic and competitive uncertainties and contingencies, which are difficult or impossible to predict accurately and are beyond the control of the Company. Accordingly, the Company cannot give any assurance that its expectations will in fact occur and cautions that actual results may differ materially from those in the forward-looking statements. A number of factors could affect the future results of the Company or the healthcare industry generally and could cause the Company’s expected results to differ materially from those expressed in this filing.
These factors include, among other things:
•	general economic and business conditions, both nationally and in the regions in which we operate;

•	our ability to successfully integrate any acquisitions or to recognize expected synergies from such acquisitions, including the facilities acquired from Triad;

•	risks associated with our substantial indebtedness, leverage and debt service obligations;

•	demographic changes;

•	existing governmental regulations and changes in, or the failure to comply with, governmental regulations;

•	legislative proposals for healthcare reform;

•	the impact of the Medicare Prescription Drug, Improvement and Modernization Act of 2003, which includes specific reimbursement changes for small urban and non-urban hospitals;

•	potential adverse impact of known and unknown government investigations;

•	our ability, where appropriate, to enter into managed care provider arrangements and the terms of these arrangements;

•	changes in inpatient or outpatient Medicare and Medicaid payment levels;

•	increases in the amount and risk of collectibles of patient accounts receivable;

•	increases in wages as a result of inflation or competition for highly technical positions and rising supply costs due to market pressure from pharmaceutical companies and new product releases;

•	liability and other claims asserted against us, including self-insured malpractice claims;

•	competition;

•	our ability to attract and retain without significant employment costs, qualified personnel, key management, physicians, nurses and other health care workers;

•	trends toward treatment of patients in less acute or specialty healthcare settings, including ambulatory surgery centers or specialty hospitals;

•	changes in medical or other technology;

•	changes in generally accepted accounting principles;

•	the availability and terms of capital to fund additional acquisitions or replacement facilities;

•	our ability to successfully acquire additional hospitals and complete the sale of hospitals held for sale;

•	our ability to obtain adequate levels of general and professional liability insurance;

•	timeliness of reimbursement payments received under government programs; and

•	the other risk factors set forth in our public filings with the Securities and Exchange Commission.
     The consolidated operating results for the quarter and six months ended June 30, 2008, are not necessarily indicative of the results that may be experienced for any such future period or for any future fiscal year, including this fiscal year.
     The Company cautions that the projections for calendar year 2008 set forth in this press release are given as of the date hereof based on currently available information. The Company is not undertaking any obligation to update these projections as conditions change or other information becomes available.
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